UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Joli L. Gross, Senior Vice President, General Counsel and Corporate Secretary, (203) 618-7342
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022

Section 1 – Conflict Minerals Disclosure

Item 1.01. Conflict Minerals Disclosure Report

A copy of the Company’s Conflict Minerals Report for the reporting period January 1, 2022 to December 31, 2022 is filed as Exhibit 1.01 hereto and is publicly available at https://investors.unitedrentals.com/financials/sec-filings/default.aspx.

Item 1.02. Exhibit

A copy of our Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form is provided as Exhibit 1.01 hereto.

Section 2 – Exhibits

Item 2.01. Exhibits

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2023

UNITED RENTALS, INC.

By: /s/ Joli L. Gross

Name: Joli L. Gross

Title: Senior Vice President, General Counsel and Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.

By: /s/ Joli L. Gross

Name: Joli L. Gross

Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report